ZEALOUS BOARD AGREES TO SELL BIOTECH/NUTRACEUTICAL SUBSIDIARY

  PROCEEDS TO SETTLE LEGACY DEBT AND EXPAND PROPRIETARY PORTAL/SOCIAL NETWORK



PRESS RELEASE Source: Zealous, Inc. On Tuesday March 2, 2010, 10:37 am EST

NEWPORT  BEACH,  CA--(Marketwire  -  03/02/10)  -  Zealous Inc., (OTC.BB:ZLUS -
News), announced that it has agreed to sell its wholly-owned subsidiary Heath and Wellness Partners, Inc. (HWP) in order to monetize the valued asset and payoff Company legacy debt. The Company will also use the proceeds to expand the AdultSpot.com, its unique portal/social network.


"It was a hard choice to decide to sell the subsidiary and all the product lines from manufacturing through distribution," said Milton C. Ault, III, President, CEO and Chairman of Zealous, Inc. "HWP has such amazing prospects; its developmental Resveratrol product, Life Extenz, and its Surge line of products. Its exclusive product manufacturing and development partnerships make the future of HWP very exciting," said Mr. Ault. "We evaluated the resources necessary to build both, weighed the prospects for our interactive business and HWP, and determined that selling HWP would be the best path for both companies to grow.


"The proceeds from the sell should allow Zealous to pay over time all its debt and to provide working capital for growth. We are settling issues which stem from the 2008 financial crisis which lead to the closing of Zealous Holdings," said Mr. Ault.


Premiere Acquisitions Corp. (PAC) headed by Mr. Michael Edwards, its CEO and Chairman will purchase HWP. Mr. Edwards said, "After watching HWP develop a great list of future products and our background in this industry, it was just a natural fit. I look forward to our roll out of some wonderful products over the coming years." Mr. Edwards continued, "This sale is really an example of unlocking value and allowing both subsidiaries the opportunity to grow with an increased focus, energy and determination."


The terms of the acquisition, which are still subject to negotiation of a definitive merger agreement and other customary conditions to closing a deal, contemplate Zealous receiving a senior secured convertible debenture in an original principal amount of $10 million. The debenture will be convertible into PAC common stock which PAC will register for resale following a contemplated reverse merger or similar going public transaction. The agreement authorizes TheAdultSpot.com to sell all PAC's products for the next five years and sets up a $1MM cross-advertising program, spanning the next two years, between TheAdultSpot.com and PAC's websites.


About Zealous, Inc.


Zealous, Inc. is a holding company that operates through its three subsidiaries, Zealous Interactive, Inc., Health and Wellness Partners, Inc., and Zealous Holdings, Inc. Zealous Interactive, Inc. is a multimedia company specializing in online media distribution and content management. The flagship enterprise of Interactive is its adult portal and social network and features its print and online publications and over 600 URLs and websites. Health and Wellness Partners, Inc. is a distributor of health, energy and vitality products that promote wellness in body, mind and spirit. Zealous Holdings, Inc. was a financial services holding company now discontinued and involved in Chapter 7 dissolution.


Forward-Looking Statements


This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Zealous Inc. "plans," "expects," "should," "believes," "anticipates" or words of similar importance. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Zealous Inc., does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


CONTACT:
Gary R. Gottlieb
Chief Restructuring Officer, Zealous Inc.
President and CEO, Health and Wellness Partners Inc. (HWP)
President, Zealous Interactive, Inc. (ZII)
949-471-0123 o
714-418-5002 f
ir@zealousinc.net